FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports SECOND QUARTER 2017 Results

_______________________________________

Net income EPS of $1.81, up 34% and operating EPS of $1.85, up 19%

Book value per share (BVPS), including AOCI, of $71.98, up 5%; BVPS, excluding AOCI, of $59.78, up 9%

Net income ROE, including AOCI, of 10.6%; Operating ROE, excluding AOCI, of 12.7%

Total capital returned to shareholders of $265 million, including $200 million in share repurchases

Radnor, PA, August 2, 2017 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the second quarter of 2017 of $411 million, or $1.81 per diluted share available to common stockholders, compared to net income in the second quarter of 2016 of $325 million, or $1.35 per diluted share available to common stockholders. Second quarter income from operations was $419 million, or $1.85 per diluted share available to common stockholders, compared to $373 million, or $1.56 per diluted share available to common stockholders, in the second quarter of 2016.

“The second quarter continued to build on the strong top and bottom-line results we have reported in recent quarters, with EPS up 19% over the prior year,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “We have positive sales momentum and are generating attractive new business returns, which when combined with expense discipline and capital management flexibility, will enable us to continue our long-term track record of financial success and stability.”

	As of or For the		As of or For the
	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2017	2016	2017	2016
Net Income (Loss)	$411	$325	$846	$536
Net Income (Loss) Available to Common Stockholders	412	325	847	529
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.81	1.35	3.70	2.18
Revenues	3,577	3,307	7,077	6,551
Income (Loss) from Operations	419	373	860	690
Income (Loss) from Operations per Diluted Share Available to Common Stockholders	1.85	1.56	3.77	2.82
Average Diluted Shares	227.3	239.9	228.7	242.5
ROE, including AOCI (Net Income)	10.6%	8.5%	11.2%	7.3%
ROE, excluding AOCI (Income from Operations)	12.7%	11.7%	13.1%	10.8%
Book Value per Share, Including AOCI	$71.98	$68.39	$71.98	$68.39
Book Value per Share, Excluding AOCI	59.78	54.67	59.78	54.67

Operating Highlights – Second Quarter 2017

•	Each segment reported growth in income from operations compared to the prior year
•	Operating revenues of $3.6 billion, up 7% year over year
•	Variable annuity sales of $1.6 billion, up 11% sequentially
•	Retirement Plan Services net flows of $395 million compared to $4 million in the prior year
•	Total life insurance sales of $197 million, up 14% year over year
•	Group Protection total non-medical loss ratio of 66%, a 640 basis point improvement year over year

There were no notable items in the current quarter or in the prior-year quarter.

Second Quarter 2017 – Segment Results

Annuities

The Annuities segment reported income from operations of $251 million in the quarter versus $235 million in the prior-year quarter. The 7% increase in earnings is primarily driven by higher fee income as average account values grew 6% to $130 billion.

Total annuity deposits in the second quarter of $2.0 billion remained relatively flat sequentially as an 11% increase in variable annuity deposits was offset by a 33% decline in fixed annuity deposits due to lower interest rates. Total annuity deposits decreased 6% versus the prior-year quarter as fixed annuity deposits declined while variable annuity deposits remained stable at $1.6 billion.

Retirement Plan Services

Retirement Plan Services reported income from operations of $37 million, up 19% compared to the prior-year quarter. The increase in earnings is attributable to growth in fee income driven by higher average account values and higher spread income.

Total deposits for the quarter of $2.0 billion were up 19% versus the prior-year period driven by a 71% increase in first-year sales and continued growth in recurring deposits.

Net flows totaled $395 million in the quarter compared to $4 million in the prior-year quarter. Over the past twelve months, net flows have totaled $994 million, and when combined with favorable market performance, average account values increased 12% to $62 billion.

Life Insurance

Life Insurance reported income from operations of $133 million, up 11% versus the prior-year quarter. The increase in earnings is primarily attributable to in-force growth and higher spread income.

Total life insurance sales in the quarter were $197 million, a 14% increase from the prior-year quarter driven by strong sales growth in MoneyGuard® and VUL.

Total Life Insurance in-force of $705 billion grew 4% over the prior-year quarter, and average account values of $47 billion increased 6% over the prior-year quarter.

Group Protection

Group Protection income from operations was $35 million in the quarter, up 133% versus the prior-year period. The increase in earnings was driven by an improvement in the non-medical loss ratio and premium growth. The total non-medical loss ratio was 66% in the current quarter compared to 72% in the prior-year period.

Group Protection sales of $88 million increased 24% from the prior-year period with growth across all product lines and in both employer and employee-paid sales.

Non-medical net earned premiums were $494 million in the second quarter, up 3% from the prior-year quarter.

Other Operations

Other Operations reported a loss from operations of $37 million versus a loss of $28 million in the prior-year quarter. The current quarter included a $9 million after-tax expense related to the strategic digitization initiative.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses (after-tax) in the quarter included:

•	A $13 million net loss from general account investments compared to a $47 million net loss in the prior-year quarter.
•	A $9 million variable annuity net derivative gain in the quarter compared to a $1 million net gain in the prior-year quarter.

Unrealized Gains and Losses

The company reported a net unrealized gain of $6.8 billion, pre-tax, on its available-for-sale securities at June 30, 2017. This compares to a net unrealized gain of $8.4 billion at June 30, 2016, with the year-over-year decrease primarily driven by higher interest rates.

Capital

During the quarter, the company repurchased 3.0 million shares of stock at a cost of $200 million. The quarter’s average diluted share count of 227.3 million was down 5% from the second quarter of 2016, the result of repurchasing 13.4 million shares of stock at a cost of $804 million since June 30, 2016.

Book Value

As of June 30, 2017, book value per share, including accumulated other comprehensive income (“AOCI”), of $71.98 increased 5% from a year ago. Book value per share, excluding AOCI, of $59.78 increased 9% from the prior-year period.

The tables attached to this release define and reconcile the non-GAAP measures income from operations, operating return on equity (“ROE”) and book value per share, excluding AOCI to net income, ROE and book value per share, including AOCI calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital market conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s  second quarter 2017 statistical supplement available on its website, www.lfg.com/earnings.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, August 3, 2017. Interested persons are invited to listen through the internet. Please go to www.lfg.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(866) 394-4575 (Domestic)

(678) 509-7536 (International)

Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on August 3, 2017, and it will remain available through 1:00 p.m. Eastern Time on August 10, 2017. To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 33470613

A replay of the call will also be available by 1:00 p.m. Eastern Time on August 3, 2017 at www.lfg.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $241 billion in assets under management as of June 30, 2017. Learn more at: www.LincolnFinancial.com. Find us on Facebook,  Twitter,  LinkedIn,  and Instagram. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that income from operations, operating return on equity and operating revenues better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website:  www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Income (loss) from operations, operating revenues and operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results. Income (loss) from operations, operating revenues and operating return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues, net income (loss) and ROE, the most directly comparable GAAP measures.

Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sale or disposal of securities;
o	Impairments of securities;
o	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
o	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities, which is referred to as “GDB derivatives results”;
o

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”;

o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

•

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);

•	Income (loss) from the initial adoption of new accounting standards;
•	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
•	Gain (loss) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations.

Operating Revenues

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
•	Amortization of deferred gains arising from the reserve charges on business sold through reinsurance;
•	Revenue adjustments from the initial adoption of new accounting standards.

Operating Return on Equity

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) (“AOCI”).
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Income (loss) from operations, excluding notable items is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•	We believe highlighting notable items included in income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders’ equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate owned UL and VUL, first year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first year premiums;
•	Annuities – deposits from new and existing customers; and
•	Group Protection – annualized first year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the		For the
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Total Revenues	$3,577	$3,307	$7,077	$6,551
Less:
Excluded realized gain (loss)	(52)	(89)	(132)	(245)
Amortization of DFEL on benefit ratio unlocking	-	-	2	-
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	-	1	1	1
Total Operating Revenues	$3,629	$3,395	$7,206	$6,795

Net Income (Loss) Available to Common
Stockholders – Diluted	$412	$325	$847	$529
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	1	-	1	(7)
Net Income (Loss)	411	325	846	536
Less (2):
Excluded realized gain (loss)	(34)	(57)	(85)	(159)
Benefit ratio unlocking	26	9	71	4
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	-	1
Income (Loss) from Operations	$419	$373	$860	$690

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$1.81	$1.35	$3.70	$2.18
Income (loss) from operations	1.85	1.56	3.77	2.82

Average Stockholders' Equity
Average equity, including average AOCI	$15,485	$15,289	$15,105	$14,713
Average AOCI	2,279	2,563	1,993	1,975
Average equity, excluding AOCI	13,206	12,726	13,112	12,738
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,933	$10,453	$10,839	$10,465

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	10.6%	8.5%	11.2%	7.3%

Return on Equity, Excluding AOCI
Income (loss) from operations with average equity
including goodwill	12.7%	11.7%	13.1%	10.8%
Income (loss) from operations with average equity
excluding goodwill	15.3%	14.3%	15.9%	13.2%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.
(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation

Reconciliation of Notable Items

	For the		For the
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating EPS, as reported	$1.85	$1.56	$ 3.77	$ 2.82
Notable items:
Taxes	-	-	0.19	-
Total notable items	-	-	0.19	-

Operating EPS, excluding notable items	$1.85	$1.56	$ 3.58	$ 2.82

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of June 30,
	2017	2016
Book value per share, including AOCI	$71.98	$68.39
Per share impact of AOCI	12.20	13.72
Book value per share, excluding AOCI	59.78	54.67

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)	For the
	Quarter Ended
	June 30,
	2017	2016

Revenues	$3,577	$3,307

Net Income (Loss)	$411	$325
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	1	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$412	$325

Earnings (Loss) per Common Share – Basic	$1.84	$1.37
Earnings (Loss) per Common Share – Diluted	1.81	1.35

Average Shares – Basic	223,555,299	236,463,183
Average Shares – Diluted	227,313,882	239,896,939

	For the
	Six Months Ended
	June 30,
	2017	2016

Revenues	$7,077	$6,551

Net Income (Loss)	$846	$536
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	1	(7)
Net Income (Loss) Available to Common
Stockholders – Diluted	$847	$529

Earnings (Loss) per Common Share – Basic	$3.77	$2.24
Earnings (Loss) per Common Share – Diluted	3.70	2.18

Average Shares – Basic	224,581,848	239,069,774
Average Shares – Diluted	228,702,989	242,496,422

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements, as well as restrictions on revenue sharing and 12b-1 payments; the potential for U.S. federal tax reform; and the effect of the Department of Labor’s (“DOL”) regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”); and an increase in liabilities related to guaranteed benefit features of our subsidiaries’ variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles generally accepted in the United States (“GAAP”), that may result in unanticipated changes to our net income;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission (“SEC”) include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.